Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2018 Equity Incentive Plan for Executive Officers of Elbit Systems Ltd. of our reports dated March 20, 2018, relating to the consolidated financial statements, the related financial statement schedule and the effectiveness of internal control over financial reporting, included in Elbit Systems Ltd.'s Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Tel-Aviv, Israel
March 20, 2018